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                                                                      EXHIBIT 99

600 Powers Building, 16 West Main Street,                          585-454-1250
Rochester, New York  14614-1601


FOR IMMEDIATE RELEASE                            CONTACT:  Mark W. Leunig
                                                 Director of Investor Relations
                                                 (585) 454-1250



      GENESEE CORPORATION ANNOUNCES SALE OF REMAINING REAL ESTATE HOLDINGS

ROCHESTER, NEW YORK, September 16, 2002 -- Genesee Corporation (NASDAQ/NMS:
GENBB) announced today that it has sold its two remaining real estate holdings to its partners in those investments for $4.5 million in cash. One holding was a fifty percent interest in the Meadows at Westbrook, a 408-unit residential property located in a suburb of Syracuse, New York, and the other was a fifty percent interest in Spencerport Crossroads, a 150-unit residential property located in a suburb of Rochester, New York. "We are very pleased that we were able to sell our interests in Westbrook and Crossroads to our partners at a price that reflects the fair market value of those properties," said Mark W. Leunig, Senior Vice President of the Corporation. "By selling to our partners, we ensured stability for our tenants and avoided substantial brokerage fees and prepayment penalties that would have been incurred in a sale to a third party," said Mr. Leunig.

         The Corporation is currently operating under a plan of liquidation and dissolution that was approved by shareholders in October 2000. Under this plan, the Corporation sold its brewing and equipment leasing businesses in December 2000 and its Foods Division in October 2001 and its investment in the Clinton Square office building in Rochester, New York in May 2002. "The sale of our interests in Westbrook and Crossroads concludes the liquidation phase of the plan that was adopted two years ago," said Mr. Leunig.

         The Corporation reported net assets in liquidation at July 27, 2002 of $29.9 million, or $17.87 in net assets per share. Following the $5.00 per share liquidating distribution paid on August 26, 2002 and the sale of the Corporation's interests in the Westbrook and Crossroads

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properties, as well as management's current estimates of the net realizable value of the Corporation's other assets and the settlement costs of the Corporation's liabilities, the net assets in liquidation at September 16, 2002 are estimated to be $21.5 million, or $12.87 in net assets per share. The actual values and costs are expected to differ from the amounts shown herein and could be greater or lesser than the amounts recorded.

NOTE: The Corporation paid partial liquidating distributions of $7.50 per share on March 1, 2001, $13.00 per share on November 1, 2001, $5.00 per share on May 17, 2002 and $5.00 per share on August 26, 2002 under the plan of liquidation and dissolution adopted by the Corporation's shareholders in October 2000. The amount and timing of subsequent liquidating distributions are subject to a number of factors, including without limitation, the risks and uncertainties identified in the information below about forward-looking statements.

FORWARD-LOOKING STATEMENTS

       Statements made in this news release about the net assets of the Corporation in liquidation are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of significant risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the amount and timing of payments to the Corporation by the purchaser of the Corporation's brewing business under a promissory note held by the Corporation; the risk of default by the purchaser of the Corporation's brewing business on its payment and other obligations under such note; the possible extension of payment under the terms of the promissory note related to the sale of the Corporation's brewing business; possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Corporation's brewing, foods and equipment leasing businesses and other assets; and risks associated with the liquidation and dissolution of the Corporation, including without limitation, settlement of the Corporation's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned during the liquidation period on the Corporation's bond portfolio and investments in money market funds, risks that the market value of the Corporation's bond portfolio could decline, risks associated with investment in bonds and money market funds in the current low interest rate environment, and the actual timing

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of the winding up and dissolution of the Corporation. Rules governing liquidation accounting require the Corporation to estimate the net value of assets in liquidation. The estimates of net assets in liquidation are based on present facts and circumstances and the value of assets actually realized in liquidation is expected to differ from the amounts estimated and could be greater or lesser than the amounts estimated. Accordingly, it is not possible to predict the aggregate amount that will ultimately be distributable to shareholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the estimate of net assets in liquidation per share set forth in the accompanying Statement of Net Assets in Liquidation.

Copies of Genesee Corporation news releases are available free of charge on the Internet at

http://www.prnewswire.com/comp/352775.html
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